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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT



The Administrative Committee
NATCO Group Profit Sharing and Savings Plan:


We consent to the incorporation by reference in the registration statement (No. 333-46410) on Form S-8 of NATCO Group Inc. of our report dated June 13, 2003, with respect to the statements of net assets available for plan benefits of the NATCO Group Profit Sharing and Savings Plan as of December 31, 2002 and 2001, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2002, and the supplemental schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2002, which report appears in the December 31, 2002 annual report on Form 11-K of the NATCO Group Profit Sharing and Savings Plan.



/s/KPMG LLP


Houston, Texas
June 30, 2003


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